Exhibit 23.5

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-4 of Chesapeake Energy Corporation to be filed on or about May 20, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 22, 2005 and entitled “Chesapeake Energy Corporation Interest in Certain Properties Located in Oklahoma as of December 31, 2004, Prepared in Accordance with Securities and Exchange Commission Guidelines.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/S/ WILLIAM M. KAZMANN
Name:	William M. Kazmann
Title:	Partner

May 20, 2005